------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to
     Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

  Newman                           Edward                        G.
--------------------------------------------------------------------------------
   (Last)                          (First)                   (Middle)


  12701 Fair Lakes Circle, Suite 550
--------------------------------------------------------------------------------
                                    (Street)

  Fairfax,                          Virginia                22033
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

  Xybernaut Corporation ("XYBR")
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Year

  December, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                  President, Chief Executive Officer, Chairman
                  --------------------------------------------

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         5. Amount of     6. Owner-
                                 2A.                      4. Securities Acquired (A) or     Securities       ship      7. Nature
                    2. Trans-    Deemed      3. Trans-       Disposed of (D)                Beneficially     Form:        of
                       action    Execution      action       (Instr. 3, 4 and 5)            Owned at End     Direct       Indirect
                       Date      Date, if       Code         --------------------------     of Issuer's      (D) or       Benefi-
1.  Title              (Month/   any Month/     (Instr.8)                (A)                Fiscal           Indirect     cial
    of Security        Day/      Day/                                    or                 Year (Instr.     (I)          Ownership
    (Instr. 3)         Year)     Year)                       Amount      (D)    Price       3 and 4)         (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01  par value        12/17/02                  J(1)         858,343    D      $.615                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01  par value        12/17/02                  J(2)         250,000    D      $.615                        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01  par value                                                                             903,245(3)       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                                                                             (4)(5)(6)
$.01  par value                                                                             1,028,750        I            (7)(8)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*If the form is filed by more than one reporting person see instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (9-02)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                              5.                             7.                        ative     Deriv-   11.
            sion                                 Number of                      Title and Amount          Secur-    ative    Nature
            or                                   Derivative   6.                of Underlying     8.      ities     Secur-   of
            Exer-                                Securities   Date              Securities        Price   Bene-     ity:     In-
            cise    3.       3A.                 Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Trans-  of(D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    action  (Instr. 3,   ----------------            or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)      ship
Security    Secur-  Day/     (Month/Day  (Instr. -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       8)      (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $1.78   12/17/02             H(9)         41,665  Immed.   9/10/09  Stock     41,665          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $1.375  12/17/02             H(9)         61,994  Immed.   10/1/09  Stock     61,994          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $1.375  12/17/02             H(9)         213,006 Immed.   10/1/09  Stock     213,006         0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $4.0938 12/17/02             H(9)         100,000 Immed.   12/3/09  Stock     100,000         0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $4.8125 12/17/02             H(9)         50,000  Immed.   10/20/10 Stock     50,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $2.23   12/17/02             H(9)         202,158 Immed.   12/31/11 Stock     202,158         0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $2.23   12/17/02             H(9)         38,226  Immed.   12/31/11 Stock     38,226          0         D
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                              5.                             7.                        ative     Deriv-   11.
            sion                                 Number of                      Title and Amount          Secur-    ative    Nature
            or                                   Derivative   6.                of Underlying     8.      ities     Secur-   of
            Exer-                                Securities   Date              Securities        Price   Bene-     ity:     In-
            cise    3.       3A.                 Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Trans-  of(D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    action  (Instr. 3,   ----------------            or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)      ship
Security    Secur-  Day/     (Month/Day  (Instr. -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       8)      (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $2.21   1/16/02              A       10,000       Immed.   1/16/12  Stock     10,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $0.24   10/25/02             A       15,000         (10)   10/24/12 Stock     15,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $0.61   12/17/02             A       10,000       Immed.   12/17/12 Stock     10,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $2.21   12/17/02             H(9)          10,000 Immed.   1/16/12  Stock     10,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $0.24   12/17/02             H(9)          15,000   (10)   10/24/12 Stock     15,000          0         D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common
Stock,
$.01 par
value per                                                                       Common
share       $0.61   12/17/02             H(9)          10,000 Immed.   12/17/12 Stock     10,000          0         D
====================================================================================================================================


Explanation of Responses:

(1) All of these shares were cancelled by the issueer to satisfy the Reporting Person's obligations to the issuer under that certain Promissory Note dated December 31, 2001.

(2) All of these shares, which shares were pledged to the issuer, were cancelled by the issuer to satisfy the the Reporting Person's obligations to the issuer under that certain Promissory Note dated December 31, 2001

(3) Includes 1,765 shares owned as joint tenants between the Reporting Person and his wife.

(4) Includes 200,000 shares owned by an irrevocable trust established by the Reporting Person for the benefit of his children. The Reporting Person disclaims beneficial ownership of all securities owned by his children and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of these shares for purposes of Section 16 or for any other purpose.

(5) Includes 761,950 shares owned by the Reporting Person's wife. The Reporting Person disclaims beneficial ownership of all securities owned by his wife and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of these shares for purposes of
     Section 16 or for any other purpose.

(5) Includes 9,000 shares owned by an irrevocable trust established by Dr. Steven A. Newman for which the Reporting Person is trustee.

(7) Includes 28,900 shares beneficially owned by an irrevocable trust established by the Reporting Person for the benefit of his sister. The Reporting Person disclaims beneficial ownership of all securities owned by his sister and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of these shares for purposes of
     Section 16 or for any other purpose.

(8) Includes 28,900 shares beneficially owned by an irrevocable trust established by the Reporting Person for the benefit of his mother. The Reporting Person disclaims beneficial ownership of all securities owned by his mother and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of these shares for purposes of
     Section 16 or for any other purpose.

(9) All of these options were cancelled by the issueer to satisfy the Reporting Person's obligations to the issuer under that certain Promissory Note dated December 31, 2001.

(10) 5,000 shares currently exercisable; Vests as to 5,000 shares on each of April 25, 2003 and October 25, 2003.


/s/ Edward G. Newman                                                2/14/03
-------------------------------------------                    -----------------
**Signature of Reporting Person                                       Date

*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                                          Page 2